Exhibit 10.1

May 24, 2016

Frederick H. Eppinger

President and Chief Executive Officer

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Dear Fred:

Let us first express, both personally and on behalf of the Board of Directors and the entire organization, our profound gratitude for all you have done for The Hanover, its agents, investors,  customers, employees and our communities.  In thirteen short years, you transformed our company into one of the most successful national insurance companies with international capabilities in the industry.  Moreover, you leave a company that has never been better positioned to succeed.  While we look forward to the future under new leadership, we will greatly miss your commitment, passion, vision and strategic insight.  You engineered an incredible transformation and guided us through the challenges faced by our company when you joined us in August 2003, the national financial crisis in 2008 and 2009 and the current marketplace headwinds.

We appreciate that you are willing to make yourself and your experience and expertise available for an extended time as we transition to a new President and Chief Executive Officer and seek a new Chief Financial Officer.  Joe is very pleased to know that he will be able to consult with you as he assumes his new responsibilities.

As previously agreed, you will continue in your current position as a director, President and Chief Executive Officer of The Hanover until Joe assumes such responsibilities.  This is anticipated to occur on June 20, 2016, at which point your responsibilities in those roles will immediately cease and your employment with The Hanover shall terminate.  Accordingly, your last day of employment will be June 19, 2016 (the “Separation Date”).  However, as of such date and through December 31, 2016, you will remain available to the Company as an independent contractor, on a limited, part-time basis, in an advisory role as needed.  In this capacity, your responsibilities will include providing advice and assistance to the new CEO and such other services as may be requested from time to time by the Company’s Chief Executive Officer or the Board of Directors.

In consideration of your agreement to provide such services:

•	You will be paid a consulting fee of $30,000 per calendar month, beginning July 1, 2016;

Frederick H. Eppinger

May 24, 2016

•	We agree to provide you with continued financial planning services (on a taxable basis) through our current provider through December 31, 2016; and

•

We are mindful that you otherwise would have vested in certain equity awards in February 2017 that now will be forfeited in their entirety even though you have completed more than 75% of the time requirement for such vesting.  In light of these circumstances, your past services,  your agreement to extend your availability to assist as needed in the leadership transition, your agreements not to compete with the company prior to the end of the year, and to provide a waiver of claims and enter into certain other agreements, in each case as described below,  we will pay you an amount (the “Long-Term Cash Award”) equal to one-half (50%) of the value which otherwise would have been earned on the 2017 vesting date, as determined in accordance with the terms of Exhibit A attached hereto.

Any equity awards unvested as of the Separation Date will be irrevocably forfeited and cancelled without the payment of any consideration.

You also agree that at no time on or prior to December 31, 2016, will you, directly or indirectly, provide any services whatsoever, or make any investment (other than less than a 1% investment in a publicly-traded company), in any company which engages in a property and casualty or related business in the United States or outside the United States through a Lloyd’s managing agency, including any agency or brokerage firm which distributes any such products, or through a consulting company which  provides services to any such companies, except as may otherwise be agreed by the Board of Directors in its sole discretion.  This “non-competition” provision shall expire as of January 1, 2017, although you will continue to be subject to all other non-solicitation, non-interference and other covenants to which you have previously agreed, which shall survive in accordance with their respective terms.  Notwithstanding the foregoing, you will not be barred from serving in a non-executive director position of a company which does not directly or indirectly conduct a property and casualty underwriting business as a substantial part of its business operations.

As previously agreed, we will pay you, for the time period beginning after the Separation Date and through June 30, an amount equal to the salary you otherwise would have been paid.  Also, as the Board informed you in February 2016, you will be eligible to receive a short-term incentive compensation award (the “2016 Pro-Rated IC”) for the portion of the year that you served as CEO, the amount, if any, of such award will be determined by the Compensation Committee and the Committee of Independent Directors in their sole discretion based on your and the Company’s performance during the time you served as CEO, except the amount thereof, if any, shall be paid during the first quarter of 2017 when such amounts are otherwise paid to our executive officers (but in no event later than March 15, 2017).

Your eligibility for the Long-Term Cash Award and the 2016 Pro-Rated IC are expressly conditioned on you providing to the company prior to February 15, 2017, an irrevocable waiver and release of any claims, as well as confirmation that you have and will continue to comply

Frederick H. Eppinger

May 24, 2016

with,  all covenants and agreements to which you have previously agreed, all in such form as shall be acceptable to the company.  Such waiver and release and confirmation of covenants and agreements shall also contain the company’s customary post-employment cooperation and other provisions.  All payments hereunder shall be subject to tax and other required withholdings.

I am glad that we have agreed to a mutually beneficial transition plan.  We look forward to our continuing partnership through the end of the year.

Sincerely,

/s/ Michael P. Angelini

_______________________________

Michael P. Angelini

Chairman of the Board

The Hanover Insurance Group, Inc.

/s/ P. Kevin Condron

_______________________________

P. Kevin Condron

Chairman, Compensation Committee

The Hanover Insurance Group, Inc.

ACKNOWLEDGED AND AGREED:

/s/ Frederick H. Eppinger

_______________________________

Frederick H. Eppinger

May 24, 2016

Frederick H. Eppinger

May 24, 2016

Exhibit A

Long-Term Cash Award

The Long-Term Cash Award will be paid in cash in an amount equal to one-half (50%) of the 2017 Vested Value, based on the Equity Awards Scheduled to Vest in 2017. Capitalized terms used in this exhibit are defined below:

“Equity Awards Scheduled to Vest in 2017” shall mean, collectively, the (A) options granted on February 19, 2014 scheduled to vest on February 19, 2017 (the “2014 Options”); (B) options granted on February 27, 2015  scheduled to vest on February 27, 2017 (the “2015 Options”), and (C) performance-based restricted stock units  granted on February 19, 2014 scheduled to vest on February 19, 2017 (the “2014 PBRSUs”).

“2017 Vested Value” shall equal the sum of the (A) In-The-Money Value of the 2014 Options; (B) In-The-Money Value  of the 2015 Options; and (C) Earned Value of the 2014 PBRSUs.

“In-The-Money Value” shall equal the product of (A) the number of such options scheduled to vest in February 2017; and (B) the positive difference, if any, between the fair market value of a share of THG Common Stock (closing price per share as reported on the NYSE) on the applicable vesting date and the exercise price of the applicable option.

“Earned Value” shall equal the product of (A) the number of 2014 PBRSUs that would have vested, if any, on the applicable vesting date in accordance with their terms had you remained employed with the Company through such vesting date, and (B) the fair market value of a share of THG Common Stock (closing price per share as reported on the NYSE) on the applicable vesting date.

Payment shall be made as soon as reasonably practicable after the total amount of the Long-Term Cash Award has been determined, but in no event later than March 15, 2017.